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NEWS RELEASE
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DATE:          April 18, 1995
                                               [LOGO CALIFORNIA BANCSHARES INC.]
DIRECT LINE:   (510) 743-4201

CONTACT:       Joseph P. Colmery

                CALIFORNIA BANCSHARES TO ACQUIRE CENTENNIAL BANK

     San Ramon, CA - California Bancshares, Inc. and Centennial Bank's sole shareholder, First Community Bankshares have signed a definitive agreement for Centennial Bank to be acquired by California Bancshares for $16.25 million payable in cash at closing. First Community Bankshares, owned by Norman C. Schultz, acquired Centennial Bank in 1986.

     The acquisition is subject to regulatory approval and is expected to close in July, 1995.

     Centennial Bank operates four branches in Castro Valley, San Leandro and Hayward (2). Total assets at March 31, 1995 were $119 million. 1994 net income was $1.59 million for a return on assets of 1.35%. Earnings for the first quarter of 1995 were $452,000 representing a return on assets of 1.55%.

     California Bancshares is the holding company for Alameda First National Bank, Bank of Livermore, The Bank of Milpitas, N.A., The Bank of San Ramon Valley, Commercial Bank of Fremont, Community First National Bank, Concord Commercial Bank, Lamorinda National Bank, Modesto Banking Company, Westside Bank and CBI Mortgage.

     According to Joseph P. Colmery, President and CEO of California Bancshares, the acquisition "solidifies California Bancshares' presence in this growing market area with a bank that has a record of solid financial performance and an excellent reputation in the community. California Bancshares' financial and technological resources will enhance Centennial Bank's ability to be the leading community bank in this area."

     California Bancshares, Inc.'s common stock trades on The Nasdaq Stock Market under the symbol CABI.

     For more information contact:

          Joseph P. Colmery, President and CEO
          California Bancshares, Inc.
          (510) 743-4201

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100 Park Place, Suite 140, San Ramon, CA 94583 (510)743-4200  Fax: (510)838-3991